Exhibit 4.5

Agreement for Subscription for the Seventh Share Option Offering

This Agreement is made and entered into by and between UBIC, Inc. (hereinafter referred to as the “Company”) and  Subscriber’s name  (hereinafter referred to as the “Subscriber”) with respect to the subscription for the seventh share option offering.

Article 1 (Subscription for Share Options)

In accordance with the resolution of the ninth annual shareholders’ meeting held on June 22, 2012 and the resolution of the board meeting held on May 31, 2013, the Company has determined the following requirements for the seventh share option offering (hereinafter referred to as the “Share Options”), of which the Subscriber subscribes for  XX options. Since this Agreement shall be made integrally at the same time with other subscribers in accordance with Article 244 of the Companies Act of Japan, the Subscriber shall subscribe for the Share Options simultaneously with the other subscribers collectively for the total number of Share Options described below.

Description

Requirements for the offering of Share Options

(1)                      Class and number of shares covered by the Share Options

30,000 Class A common shares, which, in case of adjustment set forth below, shall be revised to the number of granted shares after adjustment multiplied by the total number of Share Options.

Number of shares covered by one (1) Share Option (hereinafter referred to as the “Number of Granted Shares”) shall be 10 class A common shares. In the event of a stock split (including a gratis allotment of common stock and this being applicable hereinafter, as well) or a reverse split by the Company after the day when the Share Options are allotted (hereinafter referred to as the “Date of Allotment”), the following formula shall be used to adjust the Number of Granted Shares covered by the Share Options that have not been exercised at the time of adjustment. Fractional share resulting from adjustment shall be discarded.

Number of Granted Shares after adjustment = Number of Granted Shares before adjustment × ratio of split or reverse split

Any adjustment of the Number of Granted Shares which may be required in other situations shall be made to a reasonable extent.

(2)                      Total number of Share Options

3,000

(3)                      Amount payable in exchange of the Share Options

No payment is required in exchange of the Share Options

(4)                      Manner of calculating the value of assets contributed in exercising the Share Options

46,840 yen for one (1) Share Option

Value of assets contributed in exercising one (1) Share Option shall be obtained by multiplying the amount paid per share for the shares delivered upon exercise of the Share Option (hereinafter referred to as the “Exercise Price”) by the Number of Granted Shares.

The Exercise Price shall be 4,684 yen

If any of the following events occurs on or after the Date of Allotment, the Exercise Price shall be adjusted as follows.

(i)      For the share split or reverse split by the Company, the Exercise Price shall be adjusted in accordance with the formula stated below and fractional yen resulting from the adjustment shall be rounded up to the nearest yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	1
ratio of share split or reverse split

(ii)     If the Company issues new shares at a price below the market price or dispose of the treasury stock, the Exercise Price shall be adjusted in accordance with the formula stated below and fractional yen resulting from the adjustment shall be rounded up to the nearest yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	×	number of issued shares	+	number of newly issued shares × amount paid per share
market price
number of issued shares + number of newly issued shares

In the above formula, the “number of issued shares” means the total number of shares issued by the Company less the number of treasury stock in the possession of the Company. In case of the disposition of treasury stock, the “number of newly issued shares” shall read “number of treasury stock disposed of.”

(iii)    In case of merger or company split of the Company or other inevitable situations which require the adjustment of the Exercise Price, the adjustment shall be made to a reasonable extent taking into account the conditions of merger or company split.

(5)              Period during which the Share Options can be exercised

From June 1, 2016 to May 31, 2019

(6)              Conditions to exercise the Share Options

(i)    Person to whom the Share Options are allotted (hereinafter referred to as the “Share Option Holder”) must be either a director, statutory auditor, executive officer or employee of the Company or its subsidiary, or a supplier to the Company at the time of exercising the option, except if such person resigns due to expiry of term of office, retires by age limit or terminates employment due to a company’s reason or if otherwise justified by the board of directors.

(ii)   No Share Option shall be inherited.

(iii)  No Share Option shall be partially exercised.

(iv)  All other conditions shall be as set forth in the “Agreement for Share Options Allotment” to be entered into between the Company and the Share Option Holder pursuant to the relevant resolution of the board meeting.

(7)              Reason and conditions for acquisition of the Share Options

In the event that a proposal to approve a merger agreement where the Company is to be extinguished is approved at the shareholders’ meeting of the Company or that a proposal to approve a stock swap agreement where the Company is to be wholly owned or a proposal to approve a stock transfer plan is approved at the shareholders’ meeting of the Company (or, if a resolution of the shareholders’ meeting is not required, is resolved by the board meeting of the Company), the Company may acquire the Share Options at free on the day separately designated by the board of directors.

(8)              Restriction on acquisition of the Share Options by assignment

Acquisition of the Share Options by assignment shall require an approval of the board of directors of the Company.

(9)              Conditions for the capital and capital reserve increase by issuance of shares upon exercise of the Share Options

(i)         Amount of capital increase when the shares are issued upon exercise of the Share Options shall be one half of the maximum capital increase calculated in accordance with paragraph 1, Article 17 of the Ordinance on Company Accounting and fractional yen resulting from the calculation shall be rounded up to the nearest yen.

(ii)        Amount of capital reserve increase when the shares are issued upon exercise of the Share Options shall be the maximum capital increase referred to in the item (i) above less the amount of capital increase obtained under the item (i) above.

(10)       Handling of the Share Options in case of corporate reorganization

In the event of a merger (limited to the cases where the Company is to be extinguished), absorption-type company split or incorporation-type company split (limited to the cases where the Company is to be split), or stock swap or stock transfer (limited to the cases where the Company is to be a wholly-owned subsidiary) (hereinafter collectively referred to as the “Corporate Reorganization”), the Company shall deliver the share options of a stock company prescribed in Section 236.1.8 (a) to (e) of the Companies Act of Japan(hereinafter referred to as the “Reorganized Company”) to the Share Option Holder who has the Share Options remaining (hereinafter referred to as the “Remaining Share Options”) immediately prior to the day when the Corporate Reorganization comes into effect (that is, for a merger, the day when the merger comes into effect; for a consolidation, the day when a stock company is incorporated through consolidation; for an absorption-type company split, the day when the absorption-type company split comes into effect; for an incorporation-type company split, a stock company is incorporated from the incorporation-type company split; for a stock swap, the day when the stock swap comes into effect; and for a stock transfer, the day when a wholly owning parent company incorporated through stock transfer, and these being applicable hereinafter, as well). In this case, the Remaining Share Options shall be extinguished and the Reorganized Company shall newly issue the share options, provided that the merger agreement, consolidation agreement, absorption-type company split agreement, incorporation-type company split plan, stock swap agreement or stock transfer plan shall contain the statement that the Reorganized Company will deliver the share options in accordance with the following provisions.

(i)         Number of Share Options of the Reorganized Company to be delivered

The same number as the Remaining Share Options in the possession of the Share Option Holder shall be delivered.

(ii)                        Type of stock of the Reorganized Company covered by the share options

Common shares of the Reorganized Company

(iii)                     Number of shares of the Reorganized Company covered by the share options

To be determined in accordance with the above “(1) Class and number of shares covered by the Share Options” taking into account the conditions for Corporate Reorganization.

(iv)                    Manner of calculation of the value of assets contributed to exercise the share options

Value of assets contributed in exercising one (1) Share Option to be delivered shall be obtained by multiplying the Exercise Price after adjustment prescribed in the item (4) (iii) above by the number of shares of the Reorganized Company covered by such Share Option as determined under the item (iii) above.

(v)        Period during which the share options can be exercised

From the day when the above “(5) Period during which the Share Options can be exercised” commences or the day when the Corporate Reorganization comes into effect, whichever is the later, to the day when the above “(5) Period during which the Share Options can be exercised” expires

(vi)                    Conditions for the capital and capital reserve increase by issuance of shares upon exercise of the share options

To be determined in accordance with the above “(9) Conditions for the capital and capital reserve increase by issuance of shares upon exercise of the Share Options”

(vii)                 Restriction on acquisition of the share options by assignment

Acquisition of the share options by assignment shall require an approval of the board of directors of the Reorganized Company.

(viii)              Reason and conditions for acquisition of the share options

To be determined in accordance with the above “(7) Reason and conditions for acquisition of the Share Options”

(11)       Fractional share delivered upon exercise of the Share Options

Fractional share delivered upon exercise of the Share Options shall be discarded.

(12)       Date of Allotment

May 31, 2013 (Friday)

Article 2 (Special Provisions for Exercise of Option)

1.              In addition to the conditions provided in other Articles hereof, the following restrictions shall be applied to the Subscriber in exercising the Share Options.

(1)              Total amount paid in exercising the options (including exercising the share options and equity warrant under both the Companies Act of Japan and the Old Commercial Code (hereinafter jointly referred to as the “Share Warrant, etc.”)) shall not exceed 12,000,000 yen for a calendar year. For the avoidance of doubt, total amount including the amount paid in exercising the Share Warrant, etc. granted by the Company and by other companies collectively shall not exceed 12,000,000 yen for a calendar year.

(2)              The Subscriber shall make arrangement with a financial instruments business operator nominated by the Company (hereinafter referred to as the “Financial Instruments Business Operator”) for the entry or registration in the transfer account registry (hereinafter referred to as the “Transfer”), entrustment of storage or trust for management and disposition (hereinafter referred to as the “Management Trust”) (to be segmented for each share option holder) in compliance with statutory tax qualification requirements with respect to the shares acquired upon exercise of the option and shall take all measures required for the entrustment of the Transfer to the Subscriber’s account opened with the Financial Instruments Business Operator with whom such arrangement is made and the storage at a branch or an office of the Financial Instruments Business Operator with whom such arrangement is made or required for the Management Trust.

2.              Notwithstanding the provisions of paragraph (8) of Article 1, the Subscriber shall not assign, or place the security right on, the Share Options.

3.              If the Subscriber falls under any of the situations stated below, the Subscriber and its successor shall not exercise the Share Options and loses them.

(1)              A petition is filed by third party against the Subscriber for the attachment, provisional attachment, provisional disposition or auction or the commencement of procedures of bankruptcy or civil rehabilitation.

(2)              A petition is filed by the Subscriber itself for the commencement of procedures of bankruptcy or civil rehabilitation.

(3)              There are other reasons that objectively show a significant worsening financial status of the Subscriber.

(4)              The Subscriber is sentenced to imprisonment without work or a heavier punishment.

(5)              The Subscriber who is an employee of the Company or its subsidiary is punished under the office rules of the Company or its subsidiary as disciplinary dismissal or retirement under instruction.

4.              The Company shall deliver the shares against exercise of option by the Subscriber, including issuing new shares or transferring or assigning existing shares, without violation of the requirements for offering of the Share Options.

Article 3 (Manner of Exercising the Option)

1.              In exercising the Share Options, the Subscriber shall transfer the amount paid to the bank account designated by the Company and shall provide the Company with the application (claim) for exercise of the share options in a given form.

2.              To exercise the options in a manner set forth in the preceding paragraph, the Subscriber shall open an account in his name with the Financial Instruments Business Operator in a manner prescribed by the Company.

3.              Immediately after completion of the procedures for the Subscriber to exercise the Share Options, the Company shall take measures required for the entrustment of the entry or registration of the shares acquired by the Subscriber by exercising the Share Options in the account in name of the Subscriber opened with the Financial Instruments Business Operator under the preceding paragraph and the storage at a branch or an office of the Financial Instruments Business Operator or required for the Management Trust.

4.              If the tax exemption measures under Article 29-2 of the Act on Special Measures concerning Taxation are not applied to the exercise of the Share Options, the Subscriber shall pay the amount equal to the withholding income tax imposed on the economic profit from the acquisition of shares by exercising the Share Options together with the amount paid under the paragraph 1.

Article 4 (Manner of Expressing Intention and Giving a Notice)

1.              The Company shall express its intention or give a notice to the Subscriber by sending documents either by mail to the address of the Subscriber recorded in the Share Option Registry or by sending an e-mail to the address preliminarily notified by the Subscriber to the Company.

2.              Any change in any one of the following items must be notified by the Subscriber to the Company.

(1)              Name of the Subscriber

(2)              Address of the Subscriber

(3)              E-mail address for the purpose of the preceding paragraph

3.              If the Subscriber fails to notify as set forth in the preceding paragraph, the address recorded in the Share Option Registry shall be considered as the current address of the Share Option Holder.

4.              The notice set forth in the paragraph 1 shall be deemed to have arrived at the time when it would have ordinarily arrived.

5.              Provisions of the preceding paragraphs shall be applied to the resignation due to expiry of term of office, retirement by age limit or termination of employment by a company’s reason as provided in Article 1(6)(i) and other cases justified by the board of directors.

Article 5 (Abandonment of Claim for Damages)

The Subscriber shall not hold the Company, its director or any other parties to whom the Company entrusted the business transactions liable for covering losses, adding profits, compensating damages, nor claim or pursue any responsibilities against the parties above in connection with this Agreement irrespective of reasons.

Article 6 (Right to Establish Bylaws)

1.              The Company may establish, amend or abolish the “Bylaws to Agreement for Share Options Allotment” (hereinafter referred to as the “Bylaws”) to provide for the rules regarding the enforcement of this Agreement.

2.              The Company must promptly notify the Subscriber of the Bylaws which may be established, amended or abolished under the preceding paragraph.

3.              The Subscriber may request the Company to allow access to the Bylaws during its business hours and may copy the same at the Subscriber’s cost.

Article 7 (Amendment to Agreement)

1.              If any provision hereof proves to be incompliant with any provision of the Income Tax Act, Corporation Tax Act or other tax laws or becomes incompliant with the same due to revisions after execution of this Agreement, the Company may amend or abolish such provision by giving a notice to the Subscriber. This rule shall be applied if any provision hereof proves to be or becomes incompliant with the Companies Act, Financial Instruments and Exchange Act or other relevant laws.

2.              In addition to the preceding paragraph, the Company may make a proposal to the Subscriber to amend this Agreement if deemed necessary.

3.              If the Subscriber does not lodge any objection with the Company in writing stating due reasons within three (3) weeks after the proposal under the preceding paragraph, this Agreement shall be deemed to have been automatically amended as proposed by the Company.

Article 8 (Taxation Process)

The Subscriber shall pay at his cost and responsibility the income tax and any other taxes and dues imposed as a result of the subscription and exercise of the Share Options and the sale of the Company’s shares acquired upon exercise thereof.

Article 9 (Handling of Issues Not Specified)

Handling of issues not specified in this Agreement or the Bylaws shall be faithfully negotiated by the Company and the Subscriber and, if the Subscriber does not agree to negotiate or no agreement is reached between both parties after negotiation, shall be determined by the Company.

Article 10 (Governing and Jurisdiction)

The Company and the Subscriber agree that the Japanese law shall govern this Agreement and any dispute hereunder shall be submitted to the Tokyo District Court which has the exclusive jurisdiction for the first trial.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in two (2) copies with their respective names and seals and the Company and the Subscriber shall retain the original copies, respectively.

July 16, 2013

Company:	UBIC, Inc.

Masahiro Morimoto, President and Representative Director

2-12-23, Kounan, Minato Ward, Tokyo

Subscriber:	(Address)

(Name)